UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25                   SEC FILE NUMBER
                                                                     0-13078
                           NOTIFICATION OF LATE FILING           ---------------
                                                                  CUSIP NUMBER
                                                                   521738 20 3

(Check One):   [_] Form 10-K    [_] Form 11-K    [_] Form 20-F    [X] Form 10-Q
               [_] Form N-SAR

     For Period Ended:   4/30/01
                      -------------

     [_]  Transition Report on Form 10-K

     [_]  Transition Report on Form 20-F

     [_]  Transition Report on Form 11-K

     [_]  Transition Report on Form 10-Q

     [_]  Transition Report on Form N-SAR

          For the Transition Period Ended: September 30, 2001

  Read Instructions (on back page) Before Preparing Form. Please print or type.

      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

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Full Name of Registrant

WCM CAPITAL, INC.

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Former Name if Applicable


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Address of principal executive office (Street and number)

76 Beaver Street

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City, state and zip code

NY, NY  10005

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PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

X    (b)  The subject quarterly report on Form 10-QSB will be filed on or before the fifth calendar day following the prescribed due date;

     (c)  The   accountant's   statement  or  other  exhibit  required  by  Rule
          12(b)-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why the Form 10-QSB could not be filed within the prescribed time period. (Attach Extra Sheets If Needed.)

"The financial statements and Managements Discussion are not completed."

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Robert Waligunda                              212             344-2828
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          (Name)                                (Area Code)   (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 [X] Yes  [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [_] Yes  [X] No




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                               WCM CAPITAL, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date  November 14, 2001               By /s/ Robert Waligunda
      -------------------                ---------------------------------------
                                             Robert Waligunda


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

------------------------------------ATTENTION-----------------------------------
   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                        VIOLATIONS (SEE 18 U.S.C. 1001).
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